FLIR Systems Announces Agreement to Settle Pending Litigation

PORTLAND, OR -- (Marketwire - May 20, 2011) - FLIR Systems, Inc. (NASDAQ: FLIR) today announces that it has entered into a definitive agreement with William J. Parrish and E. Timothy Fitzgibbons ("Plaintiffs") to settle claims filed in 2008 arising out of FLIR's acquisition of Indigo Systems Corporation in 2004, Plaintiffs' ensuing employment with FLIR, and litigation between the parties filed by FLIR in 2006. Under the terms of the settlement agreement, FLIR will make a cash settlement payment of $39 million to Plaintiffs for dismissal of all claims in the current litigation and a non-exclusive license for use of certain infrared technology. The case was pending in the California Superior Court for the County of Santa Barbara.

"We are happy to move past this litigation and feel the settlement is in the best interests of FLIR's shareholders and employees," said Earl R. Lewis, President and CEO of FLIR. "Eliminating the distraction and expense that accompanies such a case will allow our management team to focus on growing our business and developing the most technologically advanced, cost-effective thermal imaging and threat detection systems in the industry."

About FLIR Systems

FLIR Systems, Inc. is a world leader in the design, manufacture, and marketing of sensor systems that enhance perception and awareness. The Company's advanced thermal imaging and threat detection systems are used for a wide variety of imaging, thermography, and security applications, including airborne and ground-based surveillance, condition monitoring, research and development, manufacturing process control, search and rescue, drug interdiction, navigation, transportation safety, border and maritime patrol, environmental monitoring, and chemical, biological, radiological, nuclear, and explosives (CBRNE) detection. Visit the Company's web site at www.FLIR.com.

Company Contact:
Shane Harrison
+1 503.498.3547
www.flir.com